                -------------------------------------------------

                                  SCHEDULE 14A
                                   (Rule 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         DUCK HEAD APPAREL COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: .......

    (2) Aggregate number of securities to which transaction applies: ..........

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  ............

    (4) Proposed maximum aggregate value of transaction: ......................

    (5) Total fee paid: .......................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ...............................................

    (2) Form, Schedule or Registration Statement No.: .........................

    (3) Filing Party: .........................................................

    (4) Date Filed: ...........................................................
                -------------------------------------------------

                     PROXY STATEMENT OF BETTIS C. RAINSFORD
                        IN OPPOSITION TO THE SOLICITATION
                          BY THE BOARD OF DIRECTORS OF
                         DUCK HEAD APPAREL COMPANY, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         DUCK HEAD APPAREL COMPANY, INC.
                         TO BE HELD ON NOVEMBER 8, 2000

                 DATE OF THIS PROXY STATEMENT - OCTOBER __, 2000

To Fellow Shareholders of Duck Head Apparel Company, Inc.:

                  Bettis C. Rainsford ("Mr. Rainsford") is furnishing this Proxy Statement in connection with the solicitation of proxies to be used for the purposes set forth herein at the 2000 Annual Meeting of Shareholders of Duck Head Apparel Company, Inc. (the "Company"), and any adjournment or postponement thereof (the "Annual Meeting"). According to the Company's Proxy Statement, dated October 16, 2000, relating to the Annual Meeting (the "Company Proxy Statement"), the Annual Meeting is currently scheduled to be held on November 8, 2000 at 10:00 a.m., eastern time, at Chateau Elan, 100 Rue Charlemagne, Braselton, Georgia.

         At the Annual Meeting, eight directors of the Company will be elected. For the reasons discussed in this Proxy Statement, Mr. Rainsford is soliciting proxies from shareholders for the following purposes:

         1. To nominate and elect to the Company's Board of Directors (the "Board"), Bettis C. Rainsford, Talmadge Knight, Grace G. Young, Donald P. Howard, Warren Daniel, Jack J. Jackson, Dr. Robert Sawyer and Roger H. Timpson (collectively, the "Rainsford Nominees"), in opposition to the election of the nominees of the Board;

         2. To direct the Company's Board to cause the Company to take all actions necessary to cancel the right previously granted to Robert D. Rockey, Jr., the Company's Chairman of the Board, President and Chief Executive Officer, to purchase one million shares of the Company's Common Stock (the "Million Share Purchase Right"); and

         3. To ratify the appointment of KPMG LLP as the independent auditors for the Company for the 2001 fiscal year.

         Items 2 and 3 above are collectively referred to in this Proxy Statement as the "Rainsford Proposals."

         Each of Mr. Rainsford's proposals is separate and distinct from each other proposal. You may approve or vote separately on any or all of the proposals.

                    MR. RAINSFORD RECOMMENDS THAT YOU VOTE IN
                 FAVOR OF EACH OF THE RAINSFORD NOMINEES AND IN
                    FAVOR OF EACH OF THE RAINSFORD PROPOSALS

         According to the Company Proxy Statement, the principal executive offices of the Company are located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680.

         Shareholders of record of shares of the Company's common stock, par value $0.01 (the "Common Stock"), on October 9, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share of Common Stock they own. Copies of this Proxy Statement and the enclosed [BLUE] form of proxy are first being sent or given to shareholders on or about October __, 2000. According to the Company Proxy Statement, there were 2,407,213 shares of Common Stock outstanding as of the Record Date. On the Record Date, Mr. Rainsford beneficially owned an aggregate of 334,218 shares, or approximately 13.9%, of the Common Stock. See Annex I hereto, which is hereby deemed to be a part of this Proxy Statement, for a detailed summary of all purchases and sales of shares of Common Stock by Mr. Rainsford and each of the other Rainsford Nominees. Mr. Rainsford intends to cause all of the shares beneficially owned by him to be voted FOR the Rainsford Nominees and FOR the Rainsford Proposals. Mr. Rainsford currently believes that all of the shares owned by the other Rainsford Nominees will be voted for the Rainsford Nominees and for the Rainsford Proposals.

                                    IMPORTANT

         YOUR VOTE IS EXTREMELY IMPORTANT. If you want to vote for the Rainsford Nominees and/or the Rainsford Proposals, please sign, date and mail the enclosed [BLUE] proxy card.

                 CERTAIN INFORMATION REGARDING MR. RAINSFORD AND
                             THE RAINSFORD NOMINEES

         Mr. Rainsford and the other Rainsford Nominees may be deemed to be "participants" within the meaning of Regulation 14A under the Securities Exchange Act of 1934, as amended. Certain biographical information, business background information and information relating to ownership of the Company's Common Stock with respect to the Rainsford Nominees is set forth herein under the heading "Election of Rainsford Nominees as Directors." Certain additional information with respect to the Rainsford Nominees is set forth herein under "Voting Securities and Principal Holders Thereof" and in Annex I hereto.

                   BACKGROUND AND REASONS FOR THE SOLICITATION

         The Company became an independent public company in June 2000, pursuant to a "spin-off" transaction. The Company had previously operated as a division of Delta Woodside Industries, Inc. ("Delta Woodside"). In the spin-off, the Common Stock of the Company was distributed to the shareholders of Delta Woodside.

         Mr. Rainsford had been opposed to the spin-off because he believed that the Company, as a separate entity, would not be positioned to maximize shareholder value due to its relatively small market capitalization. The Board had been warned by various investment banking firms during the period that it was considering the spin-off that public companies with relatively small market capitalizations often have difficulty generating institutional interest, research coverage or trading volume, and that the resulting illiquidity may translate into price discounts to larger industry peers or to the inherent value of the Company's Common Stock. This has proven true for the Company. The total market capitalization of the Company as of October ___, 2000 was less than [13%] of the Company's net tangible book value as of the end of the Company's 2000 fiscal year. Mr. Rainsford believes that the Company is too small to operate as an independent public company, and that maximum shareholder value could be achieved through a sale of the Company. He believes that a sale would generate a significant premium to the current market trading price for the Company's Common Stock. The Rainsford Nominees currently intend that, if elected to the Board, they will implement a proposal to effect a sale of the Company.

         Mr. Rainsford believes that the Company's current Board has callously failed to represent effectively and adequately the interests of the Company and its shareholders, has failed to respond to concerns raised by certain of its largest shareholders and has taken certain steps, including (i) the spin-off of the Company and its companion apparel company, Delta Apparel, Inc., from Delta Woodside, into separate public companies; (ii) the adoption of the shareholder rights plan, commonly called a "poison pill"; (iii) the amendment to the Million Share Purchase Right; (iv) the adoption of a Stock Option Plan providing for grants of options for up to 500,000 shares and an Incentive Stock Award Plan providing for grants of up to 200,000 shares; and (v) the setting of excessive compensation for the Company's directors, that otherwise have the effect of entrenching management, reducing earnings per share and depressing the Company's share price.

         Mr. Rainsford, in the capacities of shareholder, director, and previously as an executive officer of Delta Woodside, has repeatedly voiced his concerns to the Board regarding management's failure to maximize shareholder value. Because of the Board's failure to adequately respond to such concerns, Mr. Rainsford believes that the only effective means of change available to the Company's shareholders is the election of new directors to the Board. Mr. Rainsford, therefore, has determined to nominate and to solicit proxies for the election of eight new directors in lieu of any incumbents or other nominees proposed by the Company for election at the Annual Meeting.

         Mr. Rainsford believes that the current directors have consistently demonstrated a callous disregard for the interests of the shareholders of the Company. He thinks that the election as directors of individuals of solid integrity who have pledged their commitment to the interests of the shareholders of the Company is essential to maximizing shareholder value. Mr. Rainsford believes that the Company would benefit from the election of the Rainsford Nominees. The Rainsford Nominees are well-qualified individuals who will bring a wealth of experience, diverse backgrounds, specialized knowledge, enthusiasm and vigor that will help enhance the Company and its future activities and growth. They are committed to help unlock the shareholder value that the present Board has failed to enhance.

         Mr. Rainsford also believes that the Million Share Purchase Right should be cancelled. Mr. Rockey, the Company's president, was previously granted the right to acquire 1,000,000 shares of Common Stock at an exercise price of $10.00 per share. This Million Share Purchase Right was amended to change the per share purchase price of the shares to the average daily closing stock price for the six-month period following the Company's spin-off transaction. Mr. Rainsford, in his capacity as a director of Delta Woodside, opposed this amendment to the Million Share Purchase Right. He believed that the spin-off would result in deeply discounted share values and that, therefore, the exercise price would be fundamentally unfair to the Company's shareholders. This has been proven to be true as the Company Proxy Statement says that the average trading value of the Company's Common Stock from June 30, 2000 to October 5, 2000 was $1.111. If Mr. Rockey's exercise price winds up being $1.111, this would constitute a reduction in the exercise price for these shares of 88.9% and cost the Company $8,889,000. Mr. Rainsford believes that the Million Share Purchase Right, as amended, constitutes excessive compensation to Mr. Rockey and is very dilutive to the Company's shareholders. Although this shareholder proposal cannot bind the Board to take this action, Mr. Rainsford is making this proposal in order to give shareholders the opportunity to express their displeasure with the Million Share Purchase Right and to give the Board a clear message that they wish to see this right cancelled.

                   ELECTION OF RAINSFORD NOMINEES AS DIRECTORS

         Currently, the Board consists of eight members. The terms of all of the directors expire at the Annual Meeting. Mr. Rainsford is proposing that the shareholders of the Company elect the Rainsford Nominees to the Board at the Annual Meeting. The Rainsford Nominees named in the table below, each of whom has consented to serve as a director if elected, would serve until the Company's annual meeting of shareholders in 2001 and until his or her successor has been duly elected and qualified.

NAME, AGE AND BUSINESS ADDRESS                 PRESENT PRINCIPAL OCCUPATION, FIVE-YEAR EMPLOYMENT
                                               HISTORY AND DIRECTORSHIPS

Bettis C. Rainsford, age 49                    Mr. Rainsford is a co-founder of Delta Woodside
108 1/2 Courthouse Square                      (including its predecessors), a textile and apparel
P.O. Box 388                                   company, and served as its Chief Financial Officer from

Edgefield, SC 29824                            its founding in 1984 until October 1999. He is currently
                                               the President of Rainsford Development Corporation, a
                                               company engaged in general business development
                                               activities.  Mr. Rainsford is currently a director of the
                                               Company.

Talmadge Knight, age 59                        Mr. Knight is the founder, Chief Executive Officer and a
310 South Main Street                          director of Knight Textile Corporation, an apparel
Saluda, SC 29138                               manufacturing company, and has served in these roles
                                               since 1971.

Grace G. Young, age 51                         Since October 1997, Ms. Young has served in numerous
100 CTC Dr.                                    capacities with Concurrent Technologies Corporation, a
Edgefield, SC 29824                            science, technology and management solutions company.
                                               She was the Chief Business Analyst from October 1997 to
                                               December 1999, the Executive Director, Southern
                                               Division from December 1999 to May 2000 and has been
                                               the Executive Director, Health Care Systems since June
                                               2000. From January 1995 to June 1997, she was the
                                               Cabinet Director for Governor David M. Beasley for
                                               South Carolina Parks, Recreation and Tourism. She is a
                                               director of Enterprise Ventures, a registered broker/dealer.

Donald P. Howard, age 55                       From 1987 to present, Mr. Howard has been President of
565 Vann Road                                  Genin Corporation, a retail industry consulting and real
Trenton, SC 29847                              estate holding company. Mr. Howard has also been
                                               an Assistant Professor of Management for Augusta State
                                               University since 1996. Mr. Howard was employed by
                                               Belk Stores, a retail department store chain, from 1968
                                               to 1987, where he became a director and Vice President
                                               in 1975 and Executive Vice President and a partner in 1981.

Warren A. Daniel, age 52                       From 1997 to present, Mr. Daniel has been the President
608 Wheeler Executive Center                   of Group & Benefits Consultants, Inc., an insurance and
3540 Wheeler Road                              benefits consulting company. Additionally, since 1978,
Augusta, GA 30909                              Mr. Daniel has been an agent for Northwestern Mutual
                                               Life Insurance Company, an insurance company. He is a
                                               director of Georgia Bank Financial Corp.

Dr. Robert Lee Sawyer, age 69                  Dr. Sawyer has been engaged in the private practice of
P.O. Box 665                                   family medicine since 1959.
Saluda, SC 29138

Roger H. Timpson, age 52                       Since 1982, Mr. Timpson has been a self-employed
317 Wigfall Street                             private investor.
Edgefield, SC 29824

Jack J. Jackson, age 54                        Prior to his retirement in July 1999, Mr. Jackson served as
414 Pompano Street                             the Senior Vice President and as President, North America
Edisto Island, SC 29438                        Market Region for Pharmacia & Upjohn, Inc., a
                                               pharmaceuticals company, from December 1995. From
                                               January 1993 to December 1995, he was the Senior Vice
                                               President, Western Hemisphere Pharmaceutical
                                               Operations and also assumed the temporary responsibility
                                               for International Pharmaceutical Operations of Pharmacia
                                               & Upjohn, Inc. in June 1995.

         It is anticipated that each Rainsford Nominee, if elected, will receive director's fees limited to $10,000 per annum.

                     VOTE AND RECOMMENDATION WITH RESPECT TO
                             THE RAINSFORD NOMINEES

         Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote. Assuming that a quorum is present, directors are elected by the affirmative vote of a plurality of the votes cast by the shares of Common Stock represented at the Annual Meeting. Accordingly, the eight nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. Because directors will be elected on the basis of the number of votes cast, proxies that are marked "Withhold Authority" or on which a broker or other nominee has indicated a lack of discretionary authority (broker non-votes) will not be counted in the election of directors.

         Although it is anticipated that each Rainsford Nominee will be able to serve as a director, should any Rainsford Nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by Mr. Rainsford.

                         MR. RAINSFORD RECOMMENDS A VOTE
                          "FOR" THE RAINSFORD NOMINEES

                     PROPOSAL TO DIRECT THE BOARD TO CANCEL
                        THE MILLION SHARE PURCHASE RIGHT

         Mr. Rockey, the Company's president, was previously granted the right to acquire 1,000,000 shares of Common Stock at an exercise price of $10.00 per share. This "Million Share Purchase Right" was amended to change the per share purchase price of the shares to the average daily closing stock price for the six-month period following the Company's spin-off transaction.

         Mr. Rainsford, in his capacity as a director of Delta Woodside, opposed the amendment to the Million Share Purchase Right. He believed that the spin-off would result in deeply discounted share values and that, therefore, the exercise price would be fundamentally unfair to the Company's shareholders. This has been proven to be true as the Company Proxy Statement says that the average trading value of the Company's Common Stock from June 30, 2000 to October 5, 2000 was $1.111. If Mr. Rocky's exercise price winds up being $1.111, this would constitute a reduction in the exercise price for these shares of 88.9% and cost the Company $8,889,000. Mr. Rainsford believes that the Million Share Purchase Right, as amended, constitutes excessive compensation to Mr. Rockey and is very dilutive to the Company's shareholders.

Although this shareholder proposal cannot bind the Board to take this action, Mr. Rainsford is making this proposal in order to give shareholders the opportunity to express their displeasure with the Million Share Purchase Right and to give the Board a clear message that they wish to see this right cancelled.

                         MR. RAINSFORD RECOMMENDS A VOTE
                     "FOR" THE PROPOSAL TO DIRECT THE BOARD
                   TO CANCEL THE MILLION SHARE PURCHASE RIGHT

                      RATIFICATION OF SELECTION OF AUDITORS

         Mr. Rainsford recommends the ratification of the appointment of KPMG LLP, independent certified public accountants, as auditors for the Company and its subsidiaries for the 2001 fiscal year and to audit and report to the shareholders upon the financial statements of the Company as of and for the period ending June 30, 2001.

         KPMG LLP currently serves as the Company's independent auditors and was originally engaged by Delta Woodside on August 19, 1994 to serve as principal accountants for Delta Woodside's 1995 fiscal year.

         Mr. Rainsford believes that representatives of KPMG LLP will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. To the best of Mr. Rainsford's knowledge, neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors or as advisors.

         The decision of the Board to appoint KPMG LLP was based on the recommendation of the Audit Committee. Mr. Rainsford expects that, in the future, the Board will continue to appoint the Company's auditors annually based on the recommendation of the Audit Committee and subsequently submit the appointment to the shareholders for ratification.

                         MR. RAINSFORD RECOMMENDS A VOTE
                 "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS

         IF YOU PROPERLY SIGN, DATE AND RETURN THE [BLUE] PROXY CARD, BUT DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED FOR EACH OF THE RAINSFORD NOMINEES AND FOR EACH OF THE RAINSFORD PROPOSALS.

                    STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

         The Company's Common Stock is the only outstanding class of voting securities. The following table sets forth certain information as of October 5, 2000, regarding the beneficial ownership of the Company's Common Stock by (i) persons beneficially owning more than five percent of the Common Stock, (ii) the directors, (iii) the executive officers of the Company, (iv) all current directors and executive officers as a group, and (v) each new nominee for election to the Board at the Annual Meeting. Except for footnote 4 or as otherwise noted, all information in this section is based on information reported by the Company in the Company Proxy Statement.

                                                                                SHARES                PERCENTAGE OF
                                                                             BENEFICIALLY                 CLASS
       NAME OF BENEFICIAL OWNER                                                  OWNED                 OUTSTANDING
       ------------------------                                              ------------             -------------

       Reich & Tang Asset Management L.P. (1)                                   284,300                   11.8%
       600 Fifth Avenue
       New York, New York 10020

       Dimensional Fund Advisors Inc. (2)                                       194,291                    8.1%
       1299 Ocean Avenue, 11th Floor
       Santa Monica, California 90401

       E. Erwin Maddrey, II (3)                                                 347,593                   14.4%
       233 North Main Street
       Suite 200
       Greenville, SC 29601

       Bettis C. Rainsford (4)                                                  334,218                   13.9%
       108-1/2 Courthouse Square
       Post Office Box 388
       Edgefield, SC 29824

       Buck A. Mickel (5) (6)                                                   158,742                    6.6%
       Post Office Box 6721
       Greenville, SC 29606

       Micco Corporation (6)                                                    124,063                    5.2%
       Post Office Box 795
       Greenville, SC 29602

       Minor H. Mickel (6) (7)                                                  157,804                    6.6%
       415 Crescent Avenue
       Greenville, SC 29605

       Minor M. Shaw (6) (8)                                                    152,008                    6.3%
       Post Office Box 795
       Greenville, SC 29602

       Charles C. Mickel (6) (9)                                                149,694                    6.2%
       Post Office Box 6721

       Greenville, SC 29606

       William F. Garrett (10)                                                   17,671                 (20)

       Mark I. Goldman (11)                                                           0                 (20)

       C. C. Guy (12)                                                             3,848                 (20)

       Dr. James F. Kane (13)                                                     4,055                 (20)

       Dr. Max Lennon (14)                                                        2,881                 (20)

       Robert D. Rockey, Jr. (15)                                                   100                 (20)
       13101 Preston Road #312
       Dallas, Texas 75240

       Michael H. Pendergrast (16)                                                2,120                 (20)

       K. Scott Grassmeyer (17)                                                  16,802                 (20)

       William B. Mattison, Jr. (18)                                              2,200                 (20)

       All current directors and executive officer as a group (12               889,681                37.0%
       persons) (19)

-----------------------------------
         (1) Reich & Tang Asset Management L.P. ("Reich & Tang") has not yet filed with the Securities and Exchange Commission any document related specifically to its ownership of the securities of the Company. The information set forth above is based on an amendment to Schedule 13G that was filed with the Securities and Exchange Commission on February 15, 2000 by Reich & Tang pertaining to its ownership solely of Delta Woodside common stock and confirmation obtained on September 20, 2000 from Reich & Tang. However, based on the confirmation obtained from Reich & Tang, the Company understands that Reich & Tang possesses the same ownership, voting and dispositive power with respect to the Company's shares as it does for the shares of Delta Woodside (adjusted to reflect that one share of Company Common Stock was distributed for every 10 Delta Woodside shares in the spin-off with cash paid in lieu of fractional shares). In the amendment, Reich & Tang reported that, with respect to the common stock of Delta Woodside, it has shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of Delta Woodside common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice and as to which Reich & Tang has full voting and dispositive power for as long as it retains management of the assets. According to the amendment, each account has the right to receive and the power to direct receipt of dividends from, or the proceeds from the sale of, the Delta Woodside shares. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of Delta Woodside.

         (2) Dimensional Fund Advisors Inc. ("Dimensional") has not yet made a filing with the Securities and Exchange Commission specifically related to its ownership of securities of the Company. The information set forth above is based on an amendment to Schedule 13G that was filed by Dimensional with the Securities and Exchange Commission on February 3, 2000 with respect to its ownership of shares of Delta Woodside and on confirmation obtained on September 20, 2000. However, based on the confirmation, the Company understands that Dimensional possesses the same ownership, voting and dispositive power for the shares of the Company as it does for those of Delta Woodside (adjusted to reflect that one share of Company Common Stock was distributed for every 10 Delta Woodside shares in the spin-off with cash paid in lieu of fractional shares). Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares. The amendment reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, that all of the shares of Delta Woodside's common stock were owned by such investment companies, trusts or accounts, that in its role as investment adviser or manager

Dimensional possesses voting and/or investment power over the Delta Woodside shares reported, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company, trust or account client owned more than 5% of the outstanding shares of Delta Woodside's common stock.

         (3) Mr. Maddrey is a director of the Company, Delta Woodside and Delta Apparel, Inc. and was the President and Chief Executive Officer of Delta Woodside until June 2000. The number of shares shown as beneficially owned by Mr. Maddrey includes 43,147 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership and approximately 107 shares allocated to the account of Mr. Maddrey in Delta Woodside's Savings and Investment Plan (the "Delta Woodside 401(k) Plan"). Mr. Maddrey is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

         (4) Mr. Rainsford is currently a director of the Company. Mr. Rainsford reported beneficial ownership of 334,218 shares of Common Stock in Amendment No. 1 to Schedule 13D, filed with the SEC on October 6, 2000. Mr. Rainsford disclaims beneficial ownership of 4,794 of these shares registered in the name of The Edgefield County Foundation over which he holds voting and investment power. Mr. Rainsford has pledged a total of 218,593 shares of Common Stock to Carolina First Bank as security for certain loans.

         (5) Buck A. Mickel is a director of the Company, Delta Woodside and Delta Apparel, Inc. The number of shares shown as beneficially owned by Buck
A. Mickel includes 34,392 shares directly owned by him, all of the 124,063 shares owned by Micco Corporation, and 287 shares held by him as custodian for a minor. See Note (6).

         (6) Micco Corporation owns 124,063 shares of the Company's common stock. The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of the Company), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of the Company's common stock owned by Micco Corporation. Minor H. Mickel directly owns 33,741 shares of the Company's common stock. Buck A. Mickel, directly or as custodian for a minor, owns 34,679 shares of the Company's common stock. Charles C. Mickel, directly or as custodian for his children, owns 25,621 shares of the Company's common stock. Minor M. Shaw, directly or as custodian for her children, owns 25,049 shares of the Company's common stock. Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 1,448 shares of the Company's common stock, as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 274 shares of the Company's common stock held by her as custodian for her children. The spouse of Charles C. Mickel owns 10 shares of the Company's common stock, as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 351 shares of the Company's common stock held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 287 shares of the Company's common stock held by him as custodian for a minor.

         (7) The number of shares shown as beneficially owned by Minor H. Mickel includes 33,741 shares directly owned by her and all of the 124,063 shares owned by Micco Corporation. See Note (6).

         (8) The number of shares shown as beneficially owned by Minor M. Shaw includes 25,049 shares owned by her directly or as custodian for her children, approximately 1,448 shares beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 124,063 shares owned by Micco Corporation. See Note (6).

         (9) The number of shares shown as beneficially owned by Charles C. Mickel includes 25,621 shares owned by him directly or as custodian for his children, 10 shares owned by his wife and all of the 124,063 shares owned by Micco Corporation. See Note (6).

         (10) William F. Garrett is a director of the Company, Delta Woodside and Delta Apparel, Inc. The number of shares shown as beneficially owned by Mr. Garrett includes 208 shares allocated to the account of Mr. Garrett in the Delta Woodside 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

         (11)     Mark I. Goldman is a director of the Company.

         (12) C. C. Guy is a director of the Company, Delta Woodside and Delta Apparel, Inc. The number of shares shown as beneficially owned by Mr. Guy includes 1,896 shares owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

         (13) Dr. James F. Kane is a director of the Company, Delta Woodside and Delta Apparel, Inc.

         (14) Dr. Max Lennon is a director of the Company, Delta Woodside and Delta Apparel, Inc.

         (15) Mr. Rockey is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Rockey has the right to acquire up to 1,000,000 shares of the Company's Common Stock from the Company on December 30, 2000 at a purchase price equal to the average daily closing stock price for the Company Common Stock for the period from June 30, 2000 to December 30, 2000. If Mr. Rockey exercises this right for the full amount of the shares subject thereto, he would be the beneficial owner of approximately 29.4% of the then outstanding shares of Company Common Stock, causing all directors and executive officers as a group beneficially to own approximately 55.5% of the then outstanding shares of Company Common Stock. Excluded from the table are 125,000 shares covered by options granted under the Company's Stock Option Plan that are not exercisable within 60 days after October 5, 2000 and 75,000 shares subject to awards under the Company's Incentive Stock Award Plan which will not vest within 60 days after October 5, 2000.

         (16) Michael H. Prendergast is Senior Vice President of Sales of the Company. Excluded from the table are 20,000 shares covered by options granted under the Stock Option Plan that are not exercisable within 60 days after October 5, 2000 and 8,000 shares subject to awards under the Company's Incentive Stock Award Plan which will not vest within 60 days after October 5, 2000.

         (17) K. Scott Grassmyer is Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. The number of shares beneficially owned by Mr. Grassmyer includes 21 shares allocated to the account of Mr. Grassmyer in the Company's Savings and Investment Plan (the "Company 401(k) Plan"). Mr. Grassmyer is fully vested in the shares allocated to his account in the Company 401(k) Plan. Excluded from the table are 20,000 shares covered by options granted under the Stock Option Plan that are not exercisable within 60 days after October 5, 2000 and 8,000 shares subject to awards under the Company's Incentive Stock Award Plan which will not vest within 60 days after October 5,2000.

         (18) William B. Mattison, Jr. is Senior Vice President of Merchandising of the Company. Excluded from the table are 20,000 shares covered by options granted under the Stock Option Plan that are not exercisable within 60 days after October 5, 2000 and 8,000 shares subject to awards under the Company's Incentive Stock Award Plan which will not vest within 60 days after October 5, 2000.

         (19) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 331 shares held for the directors and executive officers on October 5, 2000 by the Delta Woodside 401(k) Plan and 21 shares held for the directors and executive officers on October 5, 2000 by the Company 401(k) Plan. Each participant in each 401(k) Plan has the right to direct the manner in which the trustee of the plan votes the shares held by the plan that are allocated to that participant's account. Except for shares as to which such a direction is made, the shares held by either plan are not voted.

         (20)     Less than one percent.

         The following table sets forth the ownership of the Common Stock as of October __, 2000, by each of the Rainsford Nominees. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares, and all such shares are owned beneficially by the person indicated.

                                                 AMOUNT OF BENEFICIAL
         NAME                                         OWNERSHIP                      PERCENT OF CLASS (1)
         ----                                    --------------------                --------------------
         Bettis C. Rainsford (2)                        334,218                              13.9%
         Talmadge Knight                                 98,300                               4.1%
         Grace G. Young                                       0                                 0
         Donald P. Howard                                     0                                 0
         Warren Daniel                                        0                                 0
         Jack J. Jackson                                      0                                 0
         Dr. Robert Sawyer                                    0                                 0
         Roger H. Timpson                                     0                                 0

         (1) Based on the Common Stock shown as outstanding as of the date of the Information Statement.

         (2) Mr. Rainsford is currently a director of the Company. Mr. Rainsford reported beneficial ownership of 334,218 shares of Common Stock in Amendment No. 1 to Schedule 13D, filed with the SEC on October 6, 2000. Mr. Rainsford disclaims beneficial ownership over 4,794 of these shares registered in the name of The Edgefield County Foundation over which he holds voting and investment power. Mr. Rainsford has pledged a total of 218,593 shares of Common Stock to Carolina First Bank as security for certain loans.

               INFORMATION CONCERNING THE SOLICITATION OF PROXIES

         The costs of this solicitation will be borne by Mr. Rainsford. Talmadge Knight has agreed to reimburse Mr. Rainsford up to $62,500 of the cost of this solicitation of proxies. In addition to solicitation by mail, Mr. Rainsford may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail or by telecopier. Mr. Rainsford will not receive any compensation for such solicitations. Mr. Rainsford will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward Mr. Rainsford's proxy materials to the beneficial owners of the shares of Common Stock they hold of record and obtain authorization for the execution of proxy cards. Mr. Rainsford will reimburse these record holders for customary mailing expenses incurred by them in forwarding Mr. Rainsford's materials. Mr. Rainsford has retained Morrow & Co. to assist Mr. Rainsford in connection with communications with shareholders and to provide other services in connection with the solicitation of proxies. The fee of Morrow & Co. is estimated to be $75,000, plus reasonable out-of-pocket costs and expenses. To date, Mr. Rainsford has paid Morrow & Co. approximately $25,000. Approximately 30 employees of Morrow & Co. are expected to be utilized in connection with the solicitation of proxies. Neither Mr. Rainsford nor, to the best of Mr.

Rainford's knowledge, any person acting on his behalf has retained any other person to make solicitations or recommendations to security holders on his behalf in connection with the solicitation of proxies. Costs related to the solicitation of proxies with respect to the election of the Rainsford Nominees include expenditures for attorneys, proxy solicitors, printing, postage, and related expenses and fees and are expected to aggregate approximately $125,000. To date, Mr. Rainsford has spent approximately $75,000 of such total estimated expenditures. Mr. Rainsford intends to seek reimbursement from the Company for the costs incurred in connection with this proxy solicitation. Such request for reimbursement will not be submitted to a vote of the Company's shareholders.

                                PROXY PROCEDURES

         Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the Rainsford Nominees and FOR the Rainsford Proposals. A proxy executed by a holder of shares may be revoked at any time before its exercise by sending a written revocation (as provided below), by submitting another properly executed proxy with a later date prior to the time of the Annual Meeting or by ballot at the Annual Meeting. The mere presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. The revocation may be delivered to ____________________ at _______________________ or any other address provided by the Company. Although a revocation or a later dated proxy delivered to the Company but not to Mr. Rainsford will be effective, Mr. Rainsford requests that if a revocation or a later dated proxy is delivered only to the Company, a photostatic copy of the revocation or later dated proxy also be delivered to Mr. Rainsford so that he will be aware of such revocation or later dated proxy. All revocations received by Mr. Rainsford will be delivered to the Company immediately prior to the convening of the Annual Meeting. Shareholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify Mr. Rainsford prior to the time of the Annual Meeting. IF YOU WISH TO VOTE FOR THE ELECTION OF THE RAINSFORD NOMINEES TO THE BOARD AND FOR THE RAINSFORD PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED [BLUE] PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FAX BOTH SIDES OF THE ENCLOSED [BLUE] PROXY CARD TO MR. RAINSFORD AT
(803) 637-6066. MR. RAINSFORD RECOMMENDS THAT YOU VOTE "FOR" THE RAINSFORD NOMINEES AND "FOR" THE RAINSFORD PROPOSALS.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Pursuant to Section 2.14 of the Company's Bylaws, as amended, for any shareholder proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the next annual meeting, the proposals must be received at the Company's executive offices not later than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting shall be given or made to shareholders, whichever date is earlier. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company, 1020 Barrow Industrial Parkway, Winder, Georgia 30680,
Attention: Secretary.

                               COMPANY INFORMATION

         Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although Mr. Rainsford does not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, Mr. Rainsford does not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of any such information.

                                  OTHER MATTERS

         Except as otherwise noted herein, Mr. Rainsford knows of no other matters that are likely to be brought before the Annual Meeting, but if other matters do properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                   **********

         It is important that your [BLUE] proxy card be returned promptly. If you do not plan to attend the Annual Meeting, we urge you to fill out, date and mail the enclosed [BLUE] proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

Dated: October __, 2000

Bettis C. Rainsford

                                                                         ANNEX I

         Within the past two years, Mr. Rainsford and the Rainsford Nominees have engaged in the following transactions in securities of the Company:

                             TRADE                  QUANTITY
PARTICIPANT                  DATE                   (SHARES)
-----------                  ----                   --------

Talmadge Knight            10/02/00                  98,300

Bettis C. Rainsford         6/30/00                  14,880*

         *Mr. Rainsford received these shares pursuant to Delta Woodside's Long Term Incentive Plan.

         Except as set forth in this Proxy Statement, none of the Rainsford Nominees or any associate or any other participant of the foregoing, directly or indirectly owns any securities of the Company or any subsidiary of the Company beneficially or of record, has the right to acquire beneficial ownership within 60 days or has purchased or sold such securities within the past two years.

         To the knowledge of the Rainsford Nominees, except as set forth in this Proxy Statement, none of the Rainsford Nominees or any other participant has any substantial interest, direct or any indirect, by securities holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except for the election of directors.

         No part of the purchase price of the shares of Common Stock beneficially owned by any the Rainsford Nominees, or any other participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding securities.

         Except as set forth in this Proxy Statement, none of the Rainsford Nominees, or any other participant is, or within the past year has been a party to any contract, arrangement, or understanding with any person with respect to any securities of the Company.

         Except as set forth in this Proxy Statement, none of the Rainsford Nominees or any other participant, or any associate of the foregoing, has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates or (B) with respect to its future transactions to which the Company or any affiliates will or may be a party.

         There are no pending legal proceedings in which any Rainsford Nominees or any other Participant, or any of their respective associates, is a party adverse to the Company or any of its affiliates or in which any Rainsford Nominees, or any other Participant, or any of their respective associates has an interest adverse to the Company or its affiliates.

         Except as set forth in this Proxy Statement, there are no transactions, or series of transactions, since the beginning of the Company's last fiscal year, or any currently proposed transactions, in which the Company or any of its subsidiaries was a party, in an amount which exceeds $60,000 and in which any Rainsford Nominee has a material interest.

                              [FORM OF PROXY CARD]
          2000 ANNUAL MEETING OF THE SHAREHOLDERS OF DUCK HEAD APPAREL
                                  COMPANY, INC.
                         TO BE HELD ON NOVEMBER 8, 2000

        THIS PROXY IS SOLICITED BY BETTIS C. RAINSFORD ("MR. RAINSFORD")
                   AND NOT BY THE COMPANY'S BOARD OF DIRECTORS

         The undersigned hereby appoints _____________________ and ___________________, and each of them, with full power of substitution, as proxy of the undersigned to vote all of the common stock, par value $0.01 (the "Common Stock"), of Duck Head Apparel Company, Inc. (the "Company") that the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at:

         Chateau Elan
         100 Rue Charlemagne
         Braselton, GA

on Wednesday, November 8, 2000, at 10:00 A.M., eastern time, and at any and all adjournment(s) or postponement(s) thereof.

                              ELECTION OF DIRECTORS

MR. RAINSFORD RECOMMENDS A VOTE "FOR" THE FOLLOWING DIRECTOR NOMINEES:

1. Bettis C. Rainsford, Talmadge Knight, Grace G. Young, Donald P. Howard, Warren Daniel, Jack J. Jackson, Dr. Robert Sawyer and Roger H. Timpson.

[ ]   FOR ALL NOMINEES LISTED                     [ ]   WITHHOLD AUTHORITY
      ABOVE                                             TO VOTE FOR ALL
      (EXCEPT AS MARKED TO THE                          NOMINEES LISTED
      CONTRARY BELOW)                                   ABOVE

                                  INSTRUCTIONS

         To withhold authority to vote for the election of one or more of such candidate(s), mark FOR above and write the name(s) of the person(s) with whom you wish to withhold authority in the following space.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MR. RAINSFORD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

2. To direct the Board to cause the Company to take all actions necessary to cancel the Million Share Purchase Right.

         [ ]                     [ ]                        [ ]
         For                   Against                    Abstain

3. To ratify the selection of KPMG LLP as the independent auditors for the Company for the 2001 fiscal year.

         [ ]                     [ ]                        [ ]
         For                   Against                    Abstain

MR. RAINSFORD RECOMMENDS YOU VOTE "FOR" ITEMS 2 AND 3

         The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE RAINSFORD NOMINEES DESCRIBED ABOVE AND "FOR" PROPOSALS 2 AND
3. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT FROM MR. RAINSFORD, DATED OCTOBER ___, 2000, SOLICITING PROXIES FOR THE ANNUAL MEETING.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

         ALL PREVIOUS PROXIES GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF ARE HEREBY REVOKED.

Dated:            , 2000
      ------------
                                            ---------------------------
                                            Signature

                                            ---------------------------
                                            Signature, if held jointly

                                            ----------------------------
                                            Title of Authority

         Please date this Proxy and sign it exactly as your name or names appear on your stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by President or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

IMPORTANT: PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.